EXHIBIT 99.1

UTMD Postpones its 2020 Annual Stockholders’ Meeting for Three Months

Contact: Crystal Rios	March 23, 2020
(801) 566-1200

Salt Lake City, Utah – As stockholders of Utah Medical Products, Inc. (Nasdaq: UTMD) appreciate, as a result of the recent rapid spread of the COVID-19 (corona virus), the warnings/ advice/ mandates of government authorities and infection disease experts to avoid travel and in-person meetings is in direct contravention to the legal requirement for publicly-owned companies to hold annual meetings in which stockholders can engage management. UTMD’s scheduled time to hold its legally mandated Annual Stockholders’ Meeting has traditionally been in early May.

In order to protect UTMD stockholders and employees from a serious health risk but also allow the important opportunity for stockholders to directly interact with management and be able to get all questions answered, UTMD has concluded that the optimal alternative is to postpone the timing of its Annual Stockholders’ Meeting in 2020 for three months to August 7.

A proxy statement for the scheduled August 7 meeting, which according to Utah law cannot be sent to stockholders earlier than 60 days prior to the meeting, will be sent out to stockholders on or before June 19. UTMD’s typical proxy statement contains disclosures which satisfy the information required by Part III of the U.S. Securities and Exchange Commission’s (SEC’s) Form 10-K.  These disclosures are mandated by the SEC no later than 120 days after the end of the prior calendar year, which is April 29.  Therefore, this year UTMD cannot wait for the proxy statement to satisfy the Part III disclosure requirement, and will file an amended SEC Form 10-K to the original SEC Form 10-K filed on March 16 on or before April 29.

For clarity, the SEC Form 10-K amendment will be filed to present the information required by Part III of Form 10-K because UTMD per Utah law will not be able to file a definitive proxy statement within 120 days of the end of its fiscal year ended December 31, 2019.  No other changes will be made to the original SEC Form 10-K.  Both the original and the amended Form 10-K can be accessed through UTMD’s website www.utahmed.com. (To access the reports, click on the “corporate” tab on the main website page, then on the “investor relations” tab.  Next click on the “SEC filings” tab, and then look for “Annual Reports (Form 10-K).” Clicking on any of the listed reports will link directly to EDGAR, the SEC website with all of UTMD’s filings.)

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over a hundred countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.